                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                 --------------

                                  SCHEDULE 13D
                                 (Rule 13d-101)

                 INFORMATION TO BE INCLUDED IN STATEMENTS FILED
                    PURSUANT TO RULE 13D-1(A) AND AMENDMENTS
                     THERETO FILED PURSUANT TO RULE 13D-2(A)

                              (Amendment No. 10)1

                         QUERYOBJECT SYSTEMS CORPORATION
--------------------------------------------------------------------------------
                                (Name of issuer)

                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of class of securities)

                                   74833H 10 0
--------------------------------------------------------------------------------
                                 (CUSIP number)

                              STEVEN WOLOSKY, ESQ.
               OLSHAN GRUNDMAN FROME ROSENZWEIG & WOLOSKY LLP
                                 505 Park Avenue
                            New York, New York 10022
                                 (212) 753-7200
--------------------------------------------------------------------------------
                  (Name, address and telephone number of person
                authorized to receive notices and communications)

                                 April 16, 2001
--------------------------------------------------------------------------------
             (Date of event which requires filing of this statement)

            If the filing  person has  previously  filed a statement on Schedule
13G to report the  acquisition  that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e),  13d-1(f) or 13d-1(g),  check the following box / /.

            NOTE.  The  Schedules  filed in paper format shall  include a signed original  and five copies of the  schedule,  including  all  exhibits.  SEE Rule
13d-7(b) for other parties to whom copies are to be sent.

                         (Continued on following pages)

                              (Page 1 of 23 Pages)

--------
1                 The  remainder  of this  cover  page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities,  and for any subsequent  amendment  containing  information which would alter disclosures provided in a prior cover page.

                  The  information  required on the remainder of this cover page shall  not be  deemed  to be  "filed"  for  the  purpose  of  Section  18 of the
Securities  Exchange Act of 1934 or otherwise subject to the liabilities of that section  of the Act but  shall be  subject  to all other  provisions  of the Act
(however, see the NOTES).

--------------------------------                 -------------------------------
CUSIP No. 74833H 10 0                   13D             Page 2 of 23 Pages
--------------------------------                 -------------------------------

================================================================================
        1         NAME OF REPORTING PERSONS
                  I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                     Wheatley Partners, L.P.
--------------------------------------------------------------------------------
        2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
        3         SEC USE ONLY

--------------------------------------------------------------------------------
        4         SOURCE OF FUNDS*
                        WC, OO
--------------------------------------------------------------------------------
        5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                  PURSUANT TO ITEM 2(d) OR 2(e)                              |_|
--------------------------------------------------------------------------------
        6         CITIZENSHIP OR PLACE OF ORGANIZATION

                        Delaware
--------------------------------------------------------------------------------
   NUMBER OF          7    SOLE VOTING POWER
    SHARES
 BENEFICIALLY
OWNED BY EACH                    7,385,104(1) shares
REPORTING PERSON
     WITH         --------------------------------------------------------------
                      8    SHARED VOTING POWER

                                 639,445(2) shares
                 ---------------------------------------------------------------
                      9    SOLE DISPOSITIVE POWER

                                 7,385,104(1) shares
                 ---------------------------------------------------------------
                     10    SHARED DISPOSITIVE POWER

                                 639,445(2) shares
--------------------------------------------------------------------------------
       11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                       8,024,549(1)(2) shares
--------------------------------------------------------------------------------
       12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                 CERTAIN SHARES*  |_|
--------------------------------------------------------------------------------
       13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                       30.8%
--------------------------------------------------------------------------------
       14        TYPE OF REPORTING PERSON*

                       PN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1)   Includes  3,748,148  shares of Common  Stock  issuable  upon  exercise  of warrants held by Wheatley Partners, L.P.
(2)   Includes 325,926 shares of Common Stock issuable upon exercise of warrants held by Wheatley Foreign Partners,  L.P., of which Wheatley Partners, L.P.
      disclaims beneficial ownership.

--------------------------------                 -------------------------------
CUSIP No. 74833H 10 0                   13D             Page 3 of 23 Pages
--------------------------------                 -------------------------------

================================================================================
        1        NAME OF REPORTING PERSONS
                 I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                       Barry Rubenstein
--------------------------------------------------------------------------------
        2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
        3        SEC USE ONLY

--------------------------------------------------------------------------------
        4        SOURCE OF FUNDS*
                       PF, OO
--------------------------------------------------------------------------------
        5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                 PURSUANT TO ITEM 2(d) OR 2(e)          |_|
--------------------------------------------------------------------------------
        6        CITIZENSHIP OR PLACE OF ORGANIZATION

                       United States
--------------------------------------------------------------------------------
    NUMBER OF        7     SOLE VOTING POWER
     SHARES
 BENEFICIALLY
OWNED BY EACH                    1,416,955(1) shares
REPORTING PERSON
     WITH
                  --------------------------------------------------------------
                     8     SHARED VOTING POWER

                                 14,419,320(2) shares
                  --------------------------------------------------------------
                     9     SOLE DISPOSITIVE POWER

                                 1,416,955 (1) shares
                  --------------------------------------------------------------
                    10     SHARED DISPOSITIVE POWER

                                 14,419,320(2) shares
--------------------------------------------------------------------------------
       11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                        15,836,275(1)(2) shares
--------------------------------------------------------------------------------
       12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                  CERTAIN SHARES*  |_|
--------------------------------------------------------------------------------
       13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                        51.5%
--------------------------------------------------------------------------------
       14         TYPE OF REPORTING PERSON*

                        IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1)   Includes  64,930 shares of Common Stock  issuable upon exercise of options held by Mr. Rubenstein.

(2)   Includes (a) 740,741  shares of Common  Stock  issuable  upon  exercise of warrants held by Woodland  Partners,(b)  1,111,111  shares of Common Stock issuable  upon exercise of warrants  held by Woodland  Venture  Fund,  (c)
      1,111,111  shares of Common Stock  issuable upon exercise of warrants held by

--------------------------------                 -------------------------------
CUSIP No. 74833H 10 0                   13D             Page 4 of 23 Pages
--------------------------------                 -------------------------------

      Seneca  Ventures,  (d)  3,748,148  shares of Common  Stock  issuable  upon exercise of warrants held by Wheatley  Partners,  L.P., (e) 325,926 shares of Common  Stock  issuable  upon  exercise  of  warrants  held by Wheatley
      Foreign  Partners,  L.P.,(f)  200,000 shares of Common Stock issuable upon exercise of options held by Rev-Wood  Merchant  Partners,  and (g) 740,741 shares  of  Common  Stock  issuable  upon  exercise  of  warrants  held by
      Brookwood Partners,  L.P. Mr. Rubenstein disclaims beneficial ownership of the securities held by Woodland  Partners,  Woodland Venture Fund,  Seneca
      Ventures,  Wheatley  Partners,  L.P.,  Wheatley  Foreign  Partners,  L.P.,
      Rev-Wood  Merchant  Partners and Brookwood  Partners  L.P.,  except to the extent of his respective equity interest therein.

--------------------------------                 -------------------------------
CUSIP No. 74833H 10 0                   13D             Page 5 of 23 Pages
--------------------------------                 -------------------------------

================================================================================
        1         NAME OF REPORTING PERSONS
                  I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                          Irwin Lieber
--------------------------------------------------------------------------------
        2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
        3         SEC USE ONLY

--------------------------------------------------------------------------------
        4         SOURCE OF FUNDS*
                        PF, OO
--------------------------------------------------------------------------------
        5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                  PURSUANT TO ITEM 2(d) OR 2(e)          |_|
--------------------------------------------------------------------------------
        6         CITIZENSHIP OR PLACE OF ORGANIZATION

                        United States
--------------------------------------------------------------------------------
    NUMBER OF         7    SOLE VOTING POWER
      SHARES
  BENEFICIALLY
 OWNED BY EACH                   1,251,841(1) shares
   REPORTING
  PERSON WITH
                  --------------------------------------------------------------
                      8    SHARED VOTING POWER

                                 8,024,549(2) shares
                  --------------------------------------------------------------
                      9    SOLE DISPOSITIVE POWER

                                 1,251,841(1) shares
                  --------------------------------------------------------------
                     10    SHARED DISPOSITIVE POWER

                                 8,024,549(2) shares
--------------------------------------------------------------------------------
       11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                        9,276,390(1)(2) shares
--------------------------------------------------------------------------------
       12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                  CERTAIN SHARES*  |_|
--------------------------------------------------------------------------------
       13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                        34.5%
--------------------------------------------------------------------------------
       14         TYPE OF REPORTING PERSON*

                        IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1)   Includes  68,750 shares of Common Stock  issuable upon exercise of options held by Mr. Lieber.

(2)   Includes (a)  3,748,148  shares of Common Stock  issuable upon exercise of warrants held by Wheatley Partners,  L.P. and (b) 325,926 shares of Common
      Stock  issuable  upon  exercise  of  warrants  held  by  Wheatley  Foreign
      Partners,

--------------------------------                 -------------------------------
CUSIP No. 74833H 10 0                   13D             Page 6 of 23 Pages
--------------------------------                 -------------------------------

      L.P., of which Mr. Lieber disclaims  beneficial  ownership,  except to the extent of his respective equity interest therein.

--------------------------------                 -------------------------------
CUSIP No. 74833H 10 0                   13D             Page 7 of 23 Pages
--------------------------------                 -------------------------------

================================================================================
        1         NAME OF REPORTING PERSONS
                  I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                          Seth Lieber
--------------------------------------------------------------------------------
        2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
        3         SEC USE ONLY

--------------------------------------------------------------------------------
        4         SOURCE OF FUNDS*
                        OO
--------------------------------------------------------------------------------
        5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                  PURSUANT TO ITEM 2(d) OR 2(e)          |_|
--------------------------------------------------------------------------------
        6         CITIZENSHIP OR PLACE OF ORGANIZATION

                        United States
--------------------------------------------------------------------------------
   NUMBER OF          7    SOLE VOTING POWER
     SHARES
  BENEFICIALLY
 OWNED BY EACH                   695(1) shares
   REPORTING
  PERSON WITH
                  --------------------------------------------------------------
                      8    SHARED VOTING POWER

                                 8,024,549(2) shares
                  --------------------------------------------------------------
                      9    SOLE DISPOSITIVE POWER

                                 695(1) shares
                  --------------------------------------------------------------
                     10    SHARED DISPOSITIVE POWER

                                 8,024,549(2) shares
--------------------------------------------------------------------------------
       11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                        8,025,244(1)(2) shares
--------------------------------------------------------------------------------
       12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                  CERTAIN SHARES*  |_|
--------------------------------------------------------------------------------
       13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                        30.8%
--------------------------------------------------------------------------------
       14         TYPE OF REPORTING PERSON*

                        IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1)   Consists of 695 shares of Common Stock  issuable  upon exercise of options held by Mr. Lieber.

(2)   Includes (a)  3,748,148  shares of Common Stock  issuable upon exercise of warrants held by Wheatley Partners,  L.P. and (b) 325,926 shares of Common
      Stock  issuable  upon  exercise  of  warrants  held  by  Wheatley  Foreign
      Partners,

--------------------------------                 -------------------------------
CUSIP No. 74833H 10 0                   13D             Page 8 of 23 Pages
--------------------------------                 -------------------------------

      L.P., of which Mr. Lieber disclaims  beneficial  ownership,  except to the extent of his respective equity interest therein.

--------------------------------                 -------------------------------
CUSIP No. 74833H 10 0                   13D             Page 9 of 23 Pages
--------------------------------                 -------------------------------

================================================================================
        1         NAME OF REPORTING PERSONS
                  I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                         Jonathan Lieber
--------------------------------------------------------------------------------
        2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
        3         SEC USE ONLY

--------------------------------------------------------------------------------
        4         SOURCE OF FUNDS*
                        OO
--------------------------------------------------------------------------------
        5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                  PURSUANT TO ITEM 2(d) OR 2(e)          |_|
--------------------------------------------------------------------------------
        6         CITIZENSHIP OR PLACE OF ORGANIZATION

                        United States
--------------------------------------------------------------------------------
    NUMBER OF         7    SOLE VOTING POWER
     SHARES
  BENEFICIALLY
 OWNED BY EACH                   695(1) shares
   REPORTING
  PERSON WITH
                  --------------------------------------------------------------
                      8    SHARED VOTING POWER

                                 8,024,549(2) shares
                  --------------------------------------------------------------
                      9    SOLE DISPOSITIVE POWER

                                 695(1) shares
                  --------------------------------------------------------------
                     10    SHARED DISPOSITIVE POWER

                                 8,024,549(2) shares
--------------------------------------------------------------------------------
       11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                        8,025,244(1)(2) shares
--------------------------------------------------------------------------------
       12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                  CERTAIN SHARES*  |_|
--------------------------------------------------------------------------------
       13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                        30.8%
--------------------------------------------------------------------------------
       14         TYPE OF REPORTING PERSON*

                        IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1)   Consists of 695 shares of Common Stock  issuable  upon exercise of options held by Mr. Lieber.

(2)   Includes (a)  3,748,148  shares of Common Stock  issuable upon exercise of warrants held by Wheatley Partners,  L.P. and (b) 325,926 shares of Common
      Stock  issuable  upon  exercise  of  warrants  held  by  Wheatley  Foreign
      Partners,

--------------------------------                 -------------------------------
CUSIP No. 74833H 10 0                   13D             Page 10 of 23 Pages
--------------------------------                 -------------------------------

      L.P., of which Mr. Lieber disclaims  beneficial  ownership,  except to the extent of his respective equity interest therein.

--------------------------------                 -------------------------------
CUSIP No. 74833H 10 0                   13D             Page 11 of 23 Pages
--------------------------------                 -------------------------------

================================================================================
        1         NAME OF REPORTING PERSONS
                  I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                Wheatley Foreign Partners, L.P.
--------------------------------------------------------------------------------
        2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
        3         SEC USE ONLY

--------------------------------------------------------------------------------
        4         SOURCE OF FUNDS*
                        WC, OO
--------------------------------------------------------------------------------
        5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                  PURSUANT TO ITEM 2(d) OR 2(e)          |_|
--------------------------------------------------------------------------------
       6         CITIZENSHIP OR PLACE OF ORGANIZATION

                        Delaware
--------------------------------------------------------------------------------
   NUMBER OF          7    SOLE VOTING POWER
     SHARES
 BENEFICIALLY
OWNED BY EACH                    639,445(1) shares
  REPORTING
 PERSON WITH
                  --------------------------------------------------------------
                      8    SHARED VOTING POWER

                                 7,385,104(2) shares
                  --------------------------------------------------------------
                      9    SOLE DISPOSITIVE POWER

                                 639,445(1) shares
                  --------------------------------------------------------------
                    10     SHARED DISPOSITIVE POWER

                                 7,385,104(2) shares
--------------------------------------------------------------------------------
       11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                        8,024,549(1)(2) shares
--------------------------------------------------------------------------------
       12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                  CERTAIN SHARES*  |_|
--------------------------------------------------------------------------------
       13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                        30.8%
--------------------------------------------------------------------------------
       14         TYPE OF REPORTING PERSON*

                        PN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1)   Includes 325,926 shares of Common Stock issuable upon exercise of warrants held by Wheatley Foreign Partners, L.P.

(2)   Includes  3,748,148  shares of Common  Stock  issuable  upon  exercise  of warrants  held by  Wheatley  Partners,  L.P.,  of which  Wheatley  Foreign
      Partners, L.P. disclaims beneficial ownership.

--------------------------------                 -------------------------------
CUSIP No. 74833H 10 0                   13D             Page 12 of 23 Pages
--------------------------------                 -------------------------------

================================================================================
        1         NAME OF REPORTING PERSONS
                  I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                         Seneca Ventures
--------------------------------------------------------------------------------
        2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
        3         SEC USE ONLY

--------------------------------------------------------------------------------
        4         SOURCE OF FUNDS*
                        WC, OO
--------------------------------------------------------------------------------
        5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                  PURSUANT TO ITEM 2(d) OR 2(e)          |_|
--------------------------------------------------------------------------------
        6         CITIZENSHIP OR PLACE OF ORGANIZATION

                        New York
--------------------------------------------------------------------------------
   NUMBER OF          7    SOLE VOTING POWER
    SHARES
 BENEFICIALLY
OWNED BY EACH                    1,885,631(1) shares
   REPORTING
  PERSON WITH
                  --------------------------------------------------------------
                      8    SHARED VOTING POWER

                                 0 shares
                  --------------------------------------------------------------
                      9    SOLE DISPOSITIVE POWER

                                 1,885,631(1) shares
                  --------------------------------------------------------------
                     10    SHARED DISPOSITIVE POWER

                                 0 shares
--------------------------------------------------------------------------------
       11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                        1,885,631(1) shares
--------------------------------------------------------------------------------
       12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                  CERTAIN SHARES*  |_|
--------------------------------------------------------------------------------
       13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                        8.2%
--------------------------------------------------------------------------------
       14         TYPE OF REPORTING PERSON*

                        PN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1)   Includes  1,111,111  shares of Common  Stock  issuable  upon  exercise  of warrants held by Seneca Ventures.

--------------------------------                 -------------------------------
CUSIP No. 74833H 10 0                   13D             Page 13 of 23 Pages
--------------------------------                 -------------------------------

================================================================================
        1         NAME OF REPORTING PERSONS
                  I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                     Woodland Venture Fund
--------------------------------------------------------------------------------
        2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
        3         SEC USE ONLY

--------------------------------------------------------------------------------
        4         SOURCE OF FUNDS*
                        WC, OO
--------------------------------------------------------------------------------
        5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                  PURSUANT TO ITEM 2(d) OR 2(e)          |_|
--------------------------------------------------------------------------------
        6         CITIZENSHIP OR PLACE OF ORGANIZATION

                        New York
--------------------------------------------------------------------------------
    NUMBER OF        7     SOLE VOTING POWER
      SHARES
  BENEFICIALLY
 OWNED BY EACH                   1,926,121(1) shares
    REPORTING
  PERSON WITH
                  --------------------------------------------------------------
                     8     SHARED VOTING POWER

                                 0 shares
                  --------------------------------------------------------------
                     9     SOLE DISPOSITIVE POWER

                                 1,926,121(1) shares
                  --------------------------------------------------------------
                    10     SHARED DISPOSITIVE POWER

                                 0 shares
--------------------------------------------------------------------------------
       11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                        1,926,121(1) shares
--------------------------------------------------------------------------------
       12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                  CERTAIN SHARES*  |_|
--------------------------------------------------------------------------------
       13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                        8.3%
--------------------------------------------------------------------------------
       14         TYPE OF REPORTING PERSON*

                        PN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1)   Includes  1,111,111  shares of Common  Stock  issuable  upon  exercise  of warrants held by Woodland Venture Fund.

--------------------------------                 -------------------------------
CUSIP No. 74833H 10 0                   13D             Page 14 of 23 Pages
--------------------------------                 -------------------------------

================================================================================
        1         NAME OF REPORTING PERSONS
                  I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                     Woodland Partners
--------------------------------------------------------------------------------
        2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
        3         SEC USE ONLY

--------------------------------------------------------------------------------
        4         SOURCE OF FUNDS*
                        WC, OO
--------------------------------------------------------------------------------
        5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                  PURSUANT TO ITEM 2(d) OR 2(e)          |_|
--------------------------------------------------------------------------------
        6         CITIZENSHIP OR PLACE OF ORGANIZATION

                        New York
--------------------------------------------------------------------------------
    NUMBER OF         7    SOLE VOTING POWER
     SHARES
 BENEFICIALLY
OWNED BY EACH                    1,235,918(1) shares
  REPORTING
 PERSON WITH
                  --------------------------------------------------------------
                      8    SHARED VOTING POWER

                                 0 shares
                  --------------------------------------------------------------
                      9    SOLE DISPOSITIVE POWER

                                 1,235,918(1) shares
                  --------------------------------------------------------------
                     10    SHARED DISPOSITIVE POWER

                                 0 shares
--------------------------------------------------------------------------------
       11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                        1,235,918(1) shares
--------------------------------------------------------------------------------
       12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                  CERTAIN SHARES*  |_|
--------------------------------------------------------------------------------
       13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                        5.4%
--------------------------------------------------------------------------------
       14         TYPE OF REPORTING PERSON*

                        PN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1)   Includes 740,741 shares of Common Stock issuable upon exercise of warrants held by Woodland Partners.

--------------------------------                 -------------------------------
CUSIP No. 74833H 10 0                   13D             Page 15 of 23 Pages
--------------------------------                 -------------------------------

================================================================================
        1         NAME OF REPORTING PERSONS
                  I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                  Rev-Wood Merchant Partners
--------------------------------------------------------------------------------
        2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
        3         SEC USE ONLY

--------------------------------------------------------------------------------
        4         SOURCE OF FUNDS*
                        OO
--------------------------------------------------------------------------------
        5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                  PURSUANT TO ITEM 2(d) OR 2(e)          |_|
--------------------------------------------------------------------------------
        6         CITIZENSHIP OR PLACE OF ORGANIZATION

                        New York
--------------------------------------------------------------------------------
   NUMBER OF          7    SOLE VOTING POWER
    SHARES
 BENEFICIALLY
OWNED BY EACH                    200,000(1) shares
  REPORTING
 PERSON WITH
                  --------------------------------------------------------------
                      8    SHARED VOTING POWER

                                 0 shares
                  --------------------------------------------------------------
                      9    SOLE DISPOSITIVE POWER

                                 200,000(1) shares
                  --------------------------------------------------------------
                     10    SHARED DISPOSITIVE POWER

                                 0 shares
--------------------------------------------------------------------------------
       11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                        200,000(1) shares
--------------------------------------------------------------------------------
       12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                  CERTAIN SHARES*  |_|
--------------------------------------------------------------------------------
       13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                        0.9%
--------------------------------------------------------------------------------
       14         TYPE OF REPORTING PERSON*

                        PN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1)   Consists  of 200,000  shares of Common  Stock  issuable  upon  exercise of options held by Rev-Wood Merchant Partners.

--------------------------------                 -------------------------------
CUSIP No. 74833H 10 0                   13D             Page 16 of 23 Pages
--------------------------------                 -------------------------------

================================================================================
        1         NAME OF REPORTING PERSONS
                  I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                     Brookwood Partners, LP
--------------------------------------------------------------------------------
        2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
        3         SEC USE ONLY

--------------------------------------------------------------------------------
        4         SOURCE OF FUNDS*
                        WC, OO
--------------------------------------------------------------------------------
        5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                  PURSUANT TO ITEM 2(d) OR 2(e)          |_|
--------------------------------------------------------------------------------
        6         CITIZENSHIP OR PLACE OF ORGANIZATION

                        New York
--------------------------------------------------------------------------------
  NUMBER OF           7    SOLE VOTING POWER
   SHARES
BENEFICIALLY
OWNED BY EACH                    1,147,102(1) shares
  REPORTING
 PERSON WITH
                  --------------------------------------------------------------
                      8    SHARED VOTING POWER

                                 0 shares
                  --------------------------------------------------------------
                      9    SOLE DISPOSITIVE POWER

                                 1,147,102(1) shares
                  --------------------------------------------------------------
                     10    SHARED DISPOSITIVE POWER

                                 0 shares
--------------------------------------------------------------------------------
       11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                        1,147,102(1) shares
--------------------------------------------------------------------------------
       12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                  CERTAIN SHARES*  |_|
--------------------------------------------------------------------------------
       13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                        5.1%
--------------------------------------------------------------------------------
       14         TYPE OF REPORTING PERSON*

                        PN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1)   Includes 740,741 shares of Common Stock issuable upon exercise of warrants held by Brookwood Partners LP.

--------------------------------                 -------------------------------
CUSIP No. 74833H 10 0                   13D             Page 17 of 23 Pages
--------------------------------                 -------------------------------

================================================================================
        1         NAME OF REPORTING PERSONS
                  I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                         Barry Fingerhut
--------------------------------------------------------------------------------
        2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
        3         SEC USE ONLY

--------------------------------------------------------------------------------
        4         SOURCE OF FUNDS*
                        PF, OO
--------------------------------------------------------------------------------
        5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                  PURSUANT TO ITEM 2(d) OR 2(e)          |_|
--------------------------------------------------------------------------------
        6         CITIZENSHIP OR PLACE OF ORGANIZATION

                        New York
--------------------------------------------------------------------------------
  NUMBER OF           7    SOLE VOTING POWER
    SHARES
BENEFICIALLY
OWNED BY EACH                    1,183,091 shares
  REPORTING
 PERSON WITH
                  --------------------------------------------------------------
                      8    SHARED VOTING POWER

                                 8,024,549(1) shares
                  --------------------------------------------------------------
                      9    SOLE DISPOSITIVE POWER

                                 1,183,091 shares
                  --------------------------------------------------------------
                     10    SHARED DISPOSITIVE POWER

                                 8,024,549(1) shares
--------------------------------------------------------------------------------
       11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                        9,207,640(1) shares
--------------------------------------------------------------------------------
       12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                  CERTAIN SHARES*  |_|
--------------------------------------------------------------------------------
       13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                        34.4%
--------------------------------------------------------------------------------
       14         TYPE OF REPORTING PERSON*

                        IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1)   Includes (a)  3,748,148  shares of Common Stock  issuable upon exercise of warrants held by Wheatley Partners,  L.P. and (b) 325,926 shares of Common
      Stock  issuable  upon  exercise  of  warrants  held  by  Wheatley  Foreign
      Partners,  L.P., of which Mr. Fingerhut  disclaims  beneficial  ownership, except to the extent of his respective equity interest therein.

--------------------------------                 -------------------------------
CUSIP No. 74833H 10 0                   13D             Page 18 of 23 Pages
--------------------------------                 -------------------------------

            The following constitutes Amendment No. 10 to the Schedule 13D filed by the undersigned (the "Schedule 13D"). Except as specifically  amended by this
Amendment No. 10, the Schedule 13D remains in full force and effect.

            Item 3 is amended to include the following:

Item 3.  Source and Amount of Funds or Other Consideration.
         -------------------------------------------------

            Due to a decrease in the market price of the  Issuer's  Common Stock between  February 7, 2001 and April 16, 2001 (the "Final  Closing"),  additional shares of Common Stock and Warrants were issued to Wheatley,  Wheatley  Foreign,
Woodland Partners, Woodland Fund, Seneca and Brookwood and the purchase price of each unit and the  exercise  price of each  warrant  purchased in the February 7
Offering were readjusted to $0.27 and $0.485, respectively.

            On April  16,  2001,  Barry  Rubernstein,  Irwin  Lieber  and  Barry
Fingerhut  each  acquired  in a private  placement  transaction  (the  "April 16
Offering") 370,370 units. Each unit is composed of one share of Common Stock and warrants to purchase two shares of Common Stock,  which warrants are immediately exercisable  and  terminate  on February 7, 2006.  The  purchase  price of these securities was $100,000 for each of Messrs. Rubenstein, Lieber and Fingerhut and were acquired using their respective personal funds.

            Items 5(a) and (b) are hereby  amended to read in their  entirety as follows:

Item 5.     Interest in Securities of the Issuer.
            ------------------------------------

            (a)  The  following  table  sets  forth  the  aggregate  number  and percentage  (based on 12,411,657  shares of Common Stock outstanding as of March
23,  2001 as  reported  by the Issuer in its  Annual  Report on Form 10K for the
fiscal year ended  December 31, 2000 plus (i)  2,505,555  shares of Common Stock issued on April 16,  2001 as  additional  shares  purchased  in the  February  7
Offering and (ii)  7,055,556  shares of Common Stock issued  during the April 16
Offering) of Common Stock  beneficially  owned by each Reporting Person named in
Item 2 of Schedule 13D.

                                                                             Percentage of
                                           Shares of Common Stock       Shares of Common Stock
 Name                                        Beneficially Owned            Beneficially Owned
 ----                                        ------------------            ------------------

Wheatley Partners, L.P.(1)                        8,024,549                       30.8%

Barry Rubenstein(2)                              15,836,275                       51.5%

Irwin Lieber(3)                                   9,276,390                       34.5%

Barry Fingerhut(4)                                9,207,640                       34.4%

Wheatley Partners, LLC(5)                         8,024,549                       30.8%

Seth Lieber(5)(6)                                 8,025,244                       30.8%

Jonathan Lieber(5)(6)                             8,025,244                       30.8%

Wheatley Foreign Partners, L.P.(7)                8,024,549                       30.8%

Seneca Ventures(8)                                1,885,631                        8.2%

Woodland Venture Fund(9)                          1,926,121                        8.3%

Woodland Partners(10)                             1,235,918                        5.4%

Rev-Wood Merchant Partners(11)                      200,000                        0.9%

Brookwood Partners, LP(12)                        1,147,102                        5.1%

Marilyn Rubenstein(13)                            6,194,772                       24.1%

--------------------------------                 -------------------------------
CUSIP No. 74833H 10 0                   13D             Page 19 of 23 Pages
--------------------------------                 -------------------------------

Woodland Services Corp.(14)                       3,811,752                       15.8%

---------------------

(1)         Includes (a) 3,748,148 shares of Common Stock issuable upon exercise of  warrants  held by  Wheatley  Partners,  L.P.  ("Wheatley"),  and
            325,926  shares of Common Stock  issuable  upon exercise of warrants held  by  Wheatley  Foreign  Partners,  L.P.  ("Wheatley  Foreign").
            Wheatley  disclaims  beneficial  ownership of the securities held by
            Wheatley Foreign.

(2)         Includes (i) 64,930 shares of Common Stock issuable upon exercise of options held by Mr. Rubenstein and (ii) (a) 740,741 shares of Common
            Stock   issuable   upon   exercise  of  warrants  held  by  Woodland
            Partners,(b) 1,111,111 shares of Common Stock issuable upon exercise of warrants held by Woodland  Venture Fund, (c) 1,111,111  shares of
            Common  Stock  issuable  upon  exercise of  warrants  held by Seneca
            Ventures,  (d)  3,748,148  shares  of  Common  Stock  issuable  upon exercise of warrants held by Wheatley,  (e)325,926  shares of Common
            Stock   issuable   upon   exercise  of  warrants  held  by  Wheatley
            Foreign,(f) 200,000 shares of Common Stock issuable upon exercise of options held by Rev-Wood Merchant  Partners,  and (g) 740,741 shares of Common Stock issuable upon exercise of warrants held by Brookwood
            Partners,  L.P. Mr. Rubenstein disclaims beneficial ownership of the securities held by Woodland Partners,  Woodland Venture Fund, Seneca
            Ventures, Wheatley, Wheatley Foreign, Rev-Wood Merchant Partners and
            Brookwood  Partners  L.P.,  except to the  extent of his  respective equity interest therein.

(3)         Includes (i) 68,750 shares of Common Stock issuable upon exercise of options held by Mr. Lieber and (ii) (a)  3,748,148  shares of Common
            Stock  issuable upon exercise of warrants held by Wheatley,  and (b)
            325,926  shares of Common Stock  issuable  upon exercise of warrants held by Wheatley Foreign,  of which Mr. Lieber disclaims  beneficial ownership,  except to the extent of his respective  equity  interest therein.

(4)         Includes (a) 3,748,148 shares of Common Stock issuable upon exercise of warrants held by Wheatley, and (b) 325,926 shares of Common Stock issuable  upon  exercise of warrants  held by Wheatley  Foreign,  of which Mr. Fingerhut disclaims  beneficial  ownership,  except to the extent of his respective equity interest therein.

(5)         Includes (a) 3,748,148 shares of Common Stock issuable upon exercise of warrants held by Wheatley and (b) 325,926  shares of Common Stock issuable  upon exercise of warrants  held by Wheatley  Foreign.  The
            Reporting Person disclaims  beneficial ownership of these securities except to the extent of his or its equity  respective  ownership  in
            Wheatley and/or Wheatley Foreign.

(6)         Includes  695  shares of Common  Stock  issuable  upon  exercise  of options held by Mr. Lieber.

(7)         Includes (a) 325,926  shares of Common Stock  issuable upon exercise of warrants held by Wheatley  Foreign,  and (b) 3,748,148  shares of
            Common Stock  issuable  upon  exercise of warrants held by Wheatley.
            Wheatley Foreign  disclaims  beneficial  ownership of the securities held by Wheatley.

(8)         Includes  1,111,111 shares of Common Stock issuable upon exercise of warrants and held by Seneca.

(9)         Includes  1,111,111 shares of Common Stock issuable upon exercise of warrants held by Woodland Fund.

(10)        Includes  740,741  shares of Common Stock  issuable upon exercise of warrants held by Woodland Partners.

(11)        Consists of 200,000 shares of Common Stock issuable upon exercise of options held by Rev-Wood.

(12)        Includes  740,741  shares of Common Stock  issuable upon exercise of warrants held by Brookwood.

--------------------------------                 -------------------------------
CUSIP No. 74833H 10 0                   13D             Page 20 of 23 Pages
--------------------------------                 -------------------------------

(13)        Includes (a) 740,741  shares of Common Stock  issuable upon exercise of  warrants  held by Woodland  Partners,  (b)  1,111,111  shares of
            Common Stock  issuable  upon  exercise of warrants  held by Woodland
            Fund, (c) 1,111,111 shares of Common Stock issuable upon exercise of warrants  held by Seneca,  and (d)  740,741  shares of Common  Stock
            issuable  upon   exercise  of  warrants  held  by  Brookwood.   Mrs.
            Rubenstein  disclaims beneficial ownership of the securities held by
            Woodland  Partners,  Woodland Fund, Seneca and Brookwood,  except to the  extent of her  respective  equity  interest  therein.  Does not include securities held by Barry Rubenstein,  the husband of Marilyn
            Rubenstein.

(14)        Includes (a) 1,111,111 shares of Common Stock issuable upon exercise of  warrants  held by Woodland  Fund,  and (b)  1,111,111  shares of
            Common Stock  issuable upon exercise of warrants held by Seneca,  of which Woodland Services Corp. disclaims beneficial ownership, except to the extent of its respective equity ownership therein.

            (b) Wheatley has sole power to vote and dispose of 7,385,104  shares
of  Common  Stock,   including   shares  issuable  upon  exercise  of  warrants,
representing  approximately  28.7% of the outstanding shares of Common Stock and may be deemed to have  shared  power to vote and  dispose of  639,445  shares of
Common Stock, including shares issuable upon exercise of warrants,  representing approximately 2.9% of the outstanding shares of Common Stock.

            By virtue of being the  general  partner of  Wheatley  and a general partner of Wheatley  Foreign,  Wheatley  Partners  LLC  ("Wheatley  LLC") may be
deemed to have shared  power to vote and dispose of  8,024,549  shares of Common
Stock,  representing  approximately  30.8% of the  outstanding  shares of Common
Stock.

            Seth  Lieber and  Jonathan  Lieber  each have sole power to vote and dispose  of 695  shares of Common  Stock  upon the  exercise  of  options,  each representing  less than 1% of the outstanding  shares of Common Stock. By virtue of being a member  and an  officer  of  Wheatley  LLC,  each of Seth  Lieber and
Jonathan  Lieber  may be  deemed to have  shared  power to vote and  dispose  of
8,024,549  shares  of  Common  Stock,  representing  approximately  30.8% of the outstanding shares of Common Stock.

            Barry  Rubenstein  has sole power to vote and  dispose of  1,416,955 shares of Common Stock,  including shares issuable upon the exercise of options, representing  approximately  6.2% of the outstanding  shares of Common Stock. By virtue of being a member and an officer of Wheatley LLC and a general partner of
Seneca, Woodland Partners, Woodland Fund, Rev-Wood and Brookwood, Mr. Rubenstein
may be deemed to have shared power to vote and dispose of  14,419,320  shares of
Common Stock,  representing  approximately  48.1% of the  outstanding  shares of
Common Stock.

            Irwin Lieber has sole power to vote and dispose of 1,251,841  shares of Common  Stock,  including  shares  issuable  upon the  exercise  of  options, representing  approximately  5.5% of the outstanding  shares of Common Stock. By virtue of being a member and an officer of  Wheatley  LLC,  Irwin  Lieber may be deemed to have shared  power to vote and dispose of  8,024,549  shares of Common
Stock,  representing  approximately  30.8% of the  outstanding  shares of Common
Stock.

            Barry  Fingerhut  has sole power to vote and  dispose  of  1,183,091 shares of  Common  Stock,  representing  approximately  5.2% of the  outstanding shares of Common  Stock.  By virtue of being a member and an officer of Wheatley
LLC,  Barry  Fingerhut may be deemed to have shared power to vote and dispose of
8,024,549  shares  of  Common  Stock,  representing  approximately  30.8% of the outstanding shares of Common Stock.

            Wheatley  Foreign  has sole  power to vote and  dispose  of  639,445 shares of Common Stock representing approximately 2.9% of the outstanding shares of Common  Stock and may be deemed to have  shared  power to vote and dispose of
7,385,104  shares  of  Common  Stock,  representing  approximately  28.7% of the outstanding shares of Common Stock.

--------------------------------                 -------------------------------
CUSIP No. 74833H 10 0                   13D             Page 21 of 23 Pages
--------------------------------                 -------------------------------

            Seneca has sole power to vote and  dispose  of  1,885,631  shares of
Common Stock, including shares issuable upon exercise of warrants,  representing approximately 8.2% of the outstanding shares of Common Stock.

            Woodland Fund has sole power to vote and dispose of 1,926,121 shares
of  Common  Stock,   including   shares  issuable  upon  exercise  of  warrants,
representing approximately 8.3% of the outstanding shares of Common Stock.

            Woodland  Partners  has sole power to vote and dispose of  1,235,918 shares of Common  Stock,  including  shares  issuable upon exercise of warrants, representing 5.4% of the outstanding shares of Common Stock.

            Rev-Wood  has sole power to vote and  dispose  of 200,000  shares of
Common Stock upon the exercise of options,  representing 0.9% of the outstanding shares of Common Stock.

            Brookwood has sole power to vote and dispose of 1,147,102  shares of
Common Stock, including shares issuable upon exercise of warrants,  representing
5.1% of the outstanding shares of Common Stock.

            By  virtue of being a  general  partner  of  Woodland  Partners  and
Brookwood and an officer of Woodland Services Corp.,  which is a general partner of Seneca and Woodland  Fund,  Marilyn  Rubenstein  may be deemed to have shared power to vote and  dispose of  6,194,772  shares of Common  Stock,  representing approximately 24.1% of the outstanding shares of Common Stock.

            By virtue of being a general  partner of Seneca and  Woodland  Fund,
Woodland  Services  Corp. may be deemed to have shared power to vote and dispose of 3,811,752  shares of Common Stock,  representing  approximately  15.8% of the outstanding shares of Common Stock.

            Item 5(c) is supplemented as follows:

            (c) The following tables set forth a description of all transactions in shares of Common Stock of the Issuer by the Reporting  Persons  identified in
Item 2 of this Schedule 13D effected during the past sixty days.

--------------------------------                 -------------------------------
CUSIP No. 74833H 10 0                   13D             Page 22 of 23 Pages
--------------------------------                 -------------------------------

                                                          Number of Units
                                     Purchase/              Purchased/             Purchase Price
Name of Stockholder               Acquisition Date          Acquired (1)                (2)(3)
-------------------               ----------------        ---------------          --------------

Woodland Partners                     02/7/01(3)             370,370                 100,000.00
Woodland Fund                         02/7/01(3)             555,556                 150,000.00
Seneca                                02/7/01(3)             555,556                 150,000.00
Brookwood                             02/7/01(3)             370,370                 100,000.00
Wheatley                              02/7/01(3)           1,874,074                 506,000.00
Wheatley Foreign                      02/7/01(3)             162,963                  44,000.00
Barry Rubenstein                       04/16/01              370,370                 100,000.00
Irwin Lieber                           04/16/01              370,370                 100,000.00
Barry Fingerhut                        04/16/01              370,370                 100,000.00

(1)   One unit represents one share of Common Stock and warrants to purchase two shares of Common Stock.  Each warrant is immediately  exercisable and will terminate on February 7, 2006.

(2)   The per unit purchase price was $0.27.

(3)   Due to a decrease in the market price of the Issuer's Common Stock between the February 7 Offering and the April 16  Offering,  additional  shares of
      Common  Stock and  Warrants  were issued to  Wheatley,  Wheatley  Foreign,
      Woodland  Partners,  Woodland Fund,  Seneca and Brookwood and the purchase price of each unit and the  exercise  price of each  warrant  purchased in
      February 7 Offering were readjusted to $0.27 and $0.485, respectively.

      The  securities  set forth in the table  above were  purchased  in private placement transactions from the Issuer.

--------------------------------                 -------------------------------
CUSIP No. 74833H 10 0                   13D             Page 23 of 23 Pages
--------------------------------                 -------------------------------

                                   SIGNATURES

            After  reasonable  inquiry  and to the  best  of his  knowledge  and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: May 10, 2001                      WHEATLEY PARTNERS, L.P.

                                         By: Wheatley Partners, LLC,
                                             the General Partner

                                        By: /s/ Irwin Lieber
                                            ------------------------------------
                                            Irwin Lieber, President

                                        WHEATLEY FOREIGN PARTNERS, L.P.
                                        By: Wheatley Partners, LLC, a General
                                        Partner

                                        By: /s/ Irwin Lieber
                                            ------------------------------------
                                            Irwin Lieber, President

                                             /s/ Irwin Lieber
                                        ---------------------------------------
                                                Irwin Lieber

                                            /s/ Seth Lieber
                                       ----------------------------------------
                                                Seth Lieber

                                            /s/ Jonathan Lieber
                                       ----------------------------------------
                                                Jonathan Lieber

                                           /s/ Barry Fingerhut
                                       ----------------------------------------
                                               Barry Fingerhut

                                          /s/ Barry Rubenstein
                                       -----------------------------------------
                                               Barry Rubenstein

                                       SENECA VENTURES

                                       By: /s/ Barry Rubenstein
                                          --------------------------------------
                                          Barry Rubenstein, a General Partner

                                       WOODLAND PARTNERS

                                       By: /s/ Barry Rubenstein
                                           -------------------------------------
                                           Barry Rubenstein, a General Partner

                                       WOODLAND VENTURE FUND

                                       By: /s/ Barry Rubenstein
                                           -------------------------------------
                                           Barry Rubenstein, a General Partner

                                       REV-WOOD MERCHANT PARTNERS

                                       By: /s/ Barry Rubenstein
                                           -------------------------------------
                                           Barry Rubenstein, a General Partner

                                       BROOKWOOD PARTNERS, LP

                                       By: /s/ Barry Rubenstein
                                           -------------------------------------
                                           Barry Rubenstein, a General Partner